Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Amendment No. 2 to Form S-1 (No. 333-139572) of (i) our report dated February 9, 2007, relating to the combined financial statements of the Combined Predecessor Entities (ii) our report dated February 9, 2007, relating to the consolidated balance sheet of Cheniere Energy Partners, L.P., and (iii) our report dated February 9, 2007, relating to the balance sheet of Cheniere Energy Partners GP, LLC, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ UHY LLP

Houston, Texas

February 9, 2007